Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of Microvision, Inc. of our report dated March 10, 2010, except with respect to our opinion insofar as it relates to the going concern paragraph presented in Note 1 which is as of August 17, 2010, relating to the financial statements, financial statement schedule, and the effectiveness of internal control over financial reporting of Microvision, Inc. which appear in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Seattle, Washington

August 17, 2010